Exhibit 6.4

This Waiver Agreement (“Agreement”) is made and entered into as of September 30, 2022, by and among Thunder Energies Corporation, a Florida corporation (the “Company”) and Turvata Holdings Limited (“Purchaser”). Capitalized terms used but not defined herein will have the meanings assigned to them in the Convertible Promissory Note (as defined below).

WHEREAS, as of May 13, 2022, the Company and Purchaser entered into a Convertible Promissory Note (the “Convertible Promissory Note”); and

WHEREAS, pursuant to the terms of the Convertible Promissory Note, the Company issued to the Purchaser the Unsecured Convertible Promissory Note; and

WHEREAS, it is assumed that the Company will be in violation of Section 3.9 of the Convertible Promissory Note due to a failure to file the required Form 10-Q for the three, six & nine month periods ended September 30, 2022, and that prior to Turvata entering into the Convertible Promissory Note, Company had not filed Form 10-K for the year ended December 31, 2021 and the Form 10-Q for the three-month period ended March 31, 2022; and

WHEREAS, the Purchaser will waive all rights and default provisions related to the failure of the Company to file its Form 10-K for the year ended December 31, 2021, the Form 10-Q for the three-month period ended March 31, 2022, and the required Form 10-Q for the three , six & nine month periods ended September 30, 2022 as further described in Section 1 below; and

NOW THEREFORE, in consideration of promises and mutual covenants contained herein, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby consent and agree as follows:

1.          The Purchaser agrees to waive all default provisions and rights related to the Company's failure to timely file its Form 10-K for the year ended December 31, 2021 and the Form 10-Q for the three-month period ended March 31, 2022, and the Form 10-Q for the three ,six & nine month periods ended September 30, 2022 with a consideration fee of $0.

2.          The Purchaser hereby represents the truth and accuracy of the Purchaser's representations and warranties contained in the Convertible Promissory Note when made and also as if such representations and warranties were made as of the date hereof. The Company hereby represents the truth and accuracy of all of the Company's representations and warranties contained in the Convertible Promissory Note when made and also as if such representations and warranties were made as of the date hereof, except as same have been modified or updated in the SEC Reports.

3.          The Purchaser executing this Agreement represents to the Company that it has the authority to enter into and deliver this Agreement.

4.          Except as specifically described herein, there is no other waiver expressed or implied.

5.          In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neutral genders. The word “person” includes an individual, body corporate, partnership, trustee or trust or unincorporated association executor, administrator or legal representative.

6.          This Agreement will be subject to amendment and/or waiver in the same manner and subject to the same requirements as described in the Convertible Promissory Note.

7.          The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision.

8.          All notices, demands, requests, consents, approvals, and other communications required or permitted in connection with this Agreement shall be made and given in the same manner set forth in Section 4.2 of the Convertible Promissory Note.

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9.          This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws and principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida in the federal courts located in the state of Florida. Both parties and the individuals executing this Agreement and other agreements on behalf of the parties agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party (which shall be the party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

10.         The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

11.         This Agreement may be executed in counterparts, all of which when taken together shall be considered one and the same Agreement and shall become effective when the counterparts have been signed by each party and delivered to the other party, it is being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or PDF transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof.

(Signatures to follow)

/s/ Duane Lee

IN WITNESS WHEREOF, the Company and the undersigned Purchaser have caused this Agreement to be executed as of the date first written above.

COMPANY

/s/ Ricardo Haynes

THUNDER ENERGIES CORPORATION

Name: Ricardo Haynes

Title:   President & CEO

PURCHASER”

Turvata Holdings Limited

By: /s/ Duane Lee

Name: Duane Lee

Title:   CEO

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